Exhibit 99.1

CMS Energy and Consumers Energy President and CEO John Russell to Retire; Patti Poppe Named President and CEO

•                  John Russell elects to retire as president and CEO on July 1, 2016 after leading successful strategy and record company performance since 2010

•                  Patti Poppe named president and CEO, effective July 1; nominated for election to CMS Energy and Consumers Energy boards; Poppe served as senior VP for energy distribution, led customer-focused strategy

•                  Russell is expected to become chairman of the boards in May, replacing Dave Joos who has elected to retire after serving for 15 years, including six years as board chairman

JACKSON, Mich., January 26, 2016 — CMS Energy announced today that John G. Russell has elected to retire from his position as the company’s president and chief executive officer on July 1, 2016, and is expected to become the chairman of the CMS Energy and Consumers Energy boards of directors on May 6.   He would succeed David W. Joos who has elected to retire after serving on the boards for 15 years, including six years as chairman. “Dave is wrapping up a very distinguished career with CMS and we are grateful for his dedicated leadership,” said Russell.

Patricia (“Patti”) Kessler Poppe will succeed Russell as CMS Energy and Consumers Energy president and chief executive officer in July and is nominated to join the CMS Energy and Consumers Energy boards of directors in May. Russell has served since 2010 as CMS Energy president and chief executive officer, and president and chief executive officer of Consumers Energy.

Poppe, 47, is senior vice president of distribution operations, engineering and transmission for Consumers Energy, with overall responsibility for the company’s electric and natural gas distribution systems, energy operations and electric transmission. Previously, she served as vice president of customer operations, rates and regulation and joined Consumers Energy in 2011. Before joining the company Poppe served in leadership roles with DTE Energy, including overseeing five electric generating facilities, and held a variety of plant management positions in the automotive industry. She earned a master’s degree in management from the Stanford University Graduate School of Business and received a bachelor’s degree and master’s degree in industrial engineering from Purdue University.

Russell, 58, is retiring after serving for six years as president and CEO and a career spanning 34 years with CMS Energy. Russell’s management team and company employees have delivered increasingly successful results in finance, operations and safety. In finance, the company’s market capitalization increased to more than $10 billion today from $3.4 billion in 2010, with 12 consecutive years of meeting earnings expectations. Customer satisfaction has improved dramatically. In several surveys, Consumers Energy is ranked as one of the most improved and sustainable energy providers in the country. Safety, a top priority for the company, has been driven to historic levels of performance with 2015 being the safest year in Consumers Energy’s nearly 130-year history.

“Patti’s succession has been part of our strategic process for developing and preparing the next generation of leaders and ensuring a seamless and orderly CEO transition. Her passionate commitment to customer-first management and her far-reaching and successful performance in leadership roles in the energy and automotive industries make her an ideal candidate to lead CMS Energy and Consumers Energy,” Russell said.

“I am honored to assume the leadership of these companies. Our executive team and employees remain fully committed to the ongoing execution of our successful strategy. We will continue to provide customers with safe, affordable and reliable electric and gas service, work collaboratively with regulators, and make Michigan a great place to live and work,” said Poppe.

In addition, the boards expect to elect William D. Harvey, former chairman and chief executive officer of Alliant Energy, as Presiding Director on May 6, 2016.

CMS Energy will hold a webcast to discuss these items and certain 2015 financial results and provide a business outlook on January 27, 2016 at 9:00 AM (EST). To participate in the Webcast, go to CMS Energy’s home page (www.cmsenergy.com) and select “Investor Meeting.”

CMS Energy (NYSE: CMS) is a Michigan-based company that has an electric and natural gas utility, Consumers Energy, as its primary business and also owns and operates independent power generation businesses.

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For more information on CMS Energy, please visit our website at www.cmsenergy.com.

Media Contacts: Dan Bishop, 517/788-2395 or Brian Wheeler, 517/788-2394

Investment Analyst Contact: CMS Energy Investor Relations, 517/788-2590